UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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Kona Grill, Inc.

(Name of Registrant as Specified In Its Charter)

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KONA GRILL, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
APRIL 28, 2011

The Annual Meeting of Stockholders of Kona Grill, Inc., a Delaware corporation, will be held at 9:00 a.m., on Thursday, April 28, 2011, at the Kona Grill City North restaurant located at 5310 E. High Street, Phoenix, Arizona, for the following purposes:

1.	To elect two Class III directors nominated by the Board of Directors to serve for a three-year term expiring in 2014;

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011;

3.	To consider one stockholder proposal described in the accompanying proxy statement, if properly presented at the meeting; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

The Board of Directors has fixed the close of business on March 4, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting.

Sincerely, /s/ Mark S. Robinow Executive Vice President, Chief Financial Officer, and Secretary
Scottsdale, Arizona
March 14, 2011

KONA GRILL, INC.
7150 East Camelback Road, Suite 220
Scottsdale, Arizona 85251

PROXY STATEMENT

VOTING AND OTHER MATTERS
General

This proxy statement is being furnished to the stockholders of Kona Grill, Inc. in connection with the solicitation of proxies by our Board of Directors for use at our Annual Meeting of Stockholders to be held at the Kona Grill City North restaurant located at 5310 E. High Street, Phoenix, Arizona, on Thursday, April 28, 2011, at 9:00 a.m., local time, and at any adjournment or postponement thereof. These proxy solicitation materials were first made available on or about March 18, 2011 to all stockholders entitled to vote at the meeting.

Internet Availability of Proxy Materials

We have elected to provide access to our proxy materials electronically over the Internet as permitted by rules of the Securities and Exchange Commission. Accordingly, we have sent a Notice of Internet Availability of Proxy Materials to certain of our stockholders. On or about March 18, 2011, stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials and to request a printed set of the proxy materials.

Who is Entitled to Vote at the Annual Meeting

Only holders of record of our common stock as of the close of business on March 4, 2011, are entitled to notice of, and to vote at, the meeting. On the record date, there were 9,206,795 shares of our common stock outstanding.  Each outstanding share of common stock is entitled to one vote upon all matters to be acted upon at the meeting.

Voting

The presence, in person or by proxy, of the holders of a majority of the total number of shares of common stock entitled to vote constitutes a quorum for the transaction of business at the meeting. Assuming that a quorum is present, a plurality of the votes properly cast in person or by proxy will be required to elect the two director candidates; and the affirmative vote of a majority of the shares present in person or by proxy will be required to ratify the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2011 and to approve the stockholder proposal.

Votes cast by proxy or in person at the meeting will be tabulated by the election inspectors appointed for the meeting who will determine whether a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (1) “for” the election of the nominees set forth in this proxy statement, (2) “for” the ratification of the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2011, and (3) “against” the stockholder proposal set forth in this proxy statement.

Revocability of Proxies

Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Solicitation

We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

ANNUAL REPORT

Our 2010 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, was made available to stockholders with or preceding this proxy statement. Such 2010 Annual Report to Stockholders contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Compensation Committee Report on Executive Compensation” and the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide, without charge to each person being solicited by this proxy statement, upon request, a printed copy of our 2010 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the SEC. Upon payment of a reasonable fee, stockholders may also obtain a copy of the exhibits to our Annual Report on Form 10-K for the year ended December 31, 2010. All such requests should be directed to Kona Grill, Inc., 7150 East Camelback Road, Suite 220, Scottsdale, Arizona 85251, Attention: Mark S. Robinow, Secretary.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Our certificate of incorporation provides for three classes of directors, each of which serves for a term of three years. At the meeting, our Class III directors will be elected to hold office for a term of three years or until their respective successors are elected and qualified. Unless otherwise instructed, the shares represented by validly submitted proxy cards will be voted for the election of each of the below-listed Board approved and recommended nominees to serve as Class III directors. The Board approved and recommended nominees have consented to be named in the proxy statement and to serve as directors, if elected. The Board has no reason to believe that the below-listed Board approved and recommended nominees will not be candidates or will be unable or will decline to serve as directors if they are elected at the meeting. However, in the event that any of the below-listed Board approved and recommended nominees should become unable or unwilling to serve as a director, the form of proxy will be voted “for” the election of such substitute nominees as shall be designated by the remaining incumbent directors of our current Board of Directors to fill the vacancy. In such event, we intend to supplement this proxy statement to identify the substitute nominees and provide other relevant information regarding such nominees as required by applicable securities laws.

Pursuant to its charter, the Nominating Committee of the Board of Directors has recommended the Board’s director-nominees for election to our Board based on the following: (a) the Board’s director-nominees possess the experience, qualifications, attributes, and skills necessary to serve as members of the Board, and (b) the Board’s director-nominees possess the diversity of specific skills and characteristics necessary for the optimal functioning of the Board in its oversight of our company, including the knowledge and experience of the Board’s director-nominees in serving on our Board of Directors.

The Board of Directors unanimously recommends a vote FOR the election of Messrs. Bakay and Hauser as Class III directors.

Class III: Term to Expire in 2014

Name	Age	Year First Became a Director
Berke Bakay	32	2009
Richard J. Hauser	49	2004

DIRECTORS WHO ARE CONTINUING IN OFFICE:

Class I: Term to Expire in 2012

Name	Age	Year First Became a Director
Marc A. Buehler	41	2009
James R. Jundt	69	2010

Class II: Term to Expire in 2013

Name	Age	Year First Became a Director
Douglas G. Hipskind	42	2003
Michael A. Nahkunst	60	2010
Anthony L. Winczewski	55	2005

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information regarding our current directors.

Name	Age	Director Since	Position
James R. Jundt	69	2010	Chairman of the Board
Marc A. Buehler	41	2009	President, Chief Executive Officer, and Director
Berke Bakay (2)(3)	32	2009	Director
Richard J. Hauser (2)	49	2004	Director
Douglas G. Hipskind (1)	42	2003	Director
Michael A. Nahkunst (1)(3)	60	2010	Director
Anthony L. Winczewski (1)(2)(3)	55	2005	Director

(1)      Member of the Audit Committee
(2)      Member of the Compensation Committee
(3)      Member of the Nominating Committee

Biographical Information Regarding Directors

James R. Jundt was appointed to serve as a director of our company on November 16, 2010. Mr. Jundt began his investment career in 1964 with Merrill Lynch in New York as a securities analyst covering the restaurant and retail industries. In 1969, Mr. Jundt joined Investors Diversified Services, Inc. (now known as Ameriprise Financial, Inc.) in Minneapolis, Minnesota where he served in analytical and portfolio management positions until 1979. From 1979 to 1982, Mr. Jundt was a portfolio manager for St. Paul Advisers, Inc. in Minneapolis. In 1982, Mr. Jundt founded Jundt Associates, Inc., an investment advisory firm which managed pension assets, mutual funds, and hedge funds. After 2001, Mr. Jundt was no longer a shareholder or partner in Jundt Associates, although he remained an employee, portfolio manager and executive officer until his resignation in October 2007. Jundt Associates was placed into receivership by the Hennepin County District Court, State of Minnesota, in December 2007. Since his resignation from Jundt Associates, Mr. Jundt has been a principal and portfolio manager for JRJ Management, LLC, an investment advisory firm based in Scottsdale, Arizona. Mr. Jundt has served on the boards of directors of numerous private companies, universities, and other institutions. Mr. Jundt holds a Bachelor degree from Gonzaga University and is a Chartered Financial Analyst. Mr. Jundt has a strong background in business and finance with extensive experience in investment advisory and portfolio management.

Marc A. Buehler has served as our Chief Executive Officer and President since November 2009 and is also a member of our Board of Directors. Prior to joining our company, Mr. Buehler was the Chief Executive Officer of LS Management, Inc., the owner and operator of the Lone Star Steakhouse & Saloon/Texas Land and Cattle Steak House restaurant concepts, as well as Lone Star Business solutions, where he served from July 2007 to May 2009. From July 2002 to July 2007, Mr. Buehler worked at Romacorp, Inc. which operates and franchises more than 200 Tony Roma’s casual dining locations, as the Vice President of Marketing and was promoted to Chief Executive Officer, President, and Director of Romacorp during July 2006. Prior to that, Mr. Buehler served as Vice President of Marketing at Eateries, Inc. from March 1999 to July 2002 and Marketing Manager at Applebee’s International, Inc. from February 1996 to March 1999. Mr. Buehler also serves as a Board Member of Share Our Strength and is a co-chairperson of the National Restaurant Association’s Marketing Executives Group. In addition he is a member of the Young Presidents’ Organization.

Berke Bakay has served as a director of our company since October 2009. Mr. Bakay is the founder and managing member of BBS Capital Management, LP, a Texas limited partnership that serves as the investment manager to the BBS Capital Fund, LP. BBS Capital Fund, LP currently focuses its investments mainly in the United States and the People’s Republic of China in the consumer discretionary, education, and media industries. BBS Capital Fund, LP is currently the largest stockholder of Kona Grill, Inc. Prior to forming BBS Capital Management, LP, Mr. Bakay was the co-founder and co-portfolio manager of Patara Capital Management, LP (an investment management firm based in Dallas, Texas) from 2006 to 2007. Prior to co-founding Patara Capital Management, LP, Mr. Bakay worked as an equity analyst at Southwest Securities, a division of SWS Group  (NYSE: SWS), where he covered the specialty retail industry. Mr. Bakay has a strong background in business and finance with experience as a buy-side portfolio manager covering publicly traded restaurant companies.

Richard J. Hauser has served as a director of our company since December 2004. Mr. Hauser serves as the President and owner of Capital Real Estate, Inc., a commercial real estate development company based in Minneapolis, Minnesota, which he founded in 2001. In addition, Mr. Hauser is the Manager and owner of Net Lease Development, LLC, which is a controlled operating company under Capital Real Estate, Inc., as well as a member and managing partner of several other partnerships formed for real estate and related ventures. Mr. Hauser currently serves as the CEO of Gaia Leasing, LLC, a commercial leasing company which services the restaurant and other industries. Prior to founding Capital Real Estate, Inc. and Net Lease Development, LLC, Mr. Hauser served as a partner with Reliance Development Company, LLC from 1992 to 2001, where he was responsible for the management, development, and sale of retail properties. Mr. Hauser has a strong executive background in commercial real estate and finance, with extensive experience in development, business operations and strategic planning.

Douglas G. Hipskind has served as a director of our company since November 2003. Mr. Hipskind has served as President of Gaia Leasing, LLC, a commercial leasing company which services the restaurant and other industries, since September 2007. Mr. Hipskind also serves as a director of Vail Investors, LLC, of which Mr. Hauser’s spouse also serves as a director. Prior to this role, Mr. Hipskind was a Partner of Black Diamond Resorts, a hotel development company engaged in designing and developing the Four Seasons Resort in Vail, Colorado. Mr. Hipskind also served as a Managing Director of Jundt Associates, Inc. from January 2001 to November 2006. From August 1999 to January 2001 he served as Controller of Jundt Associates, Inc. From December 1993 to August 1999, Mr. Hipskind served in the Financial Services practice of KPMG LLP, where he was responsible for tax and consulting matters for his mutual fund and investment partnership clients. Mr. Hipskind is a Certified Public Accountant (inactive license holder). Mr. Hipskind has extensive experience in corporate finance and accounting and commercial leasing with a principal focus in the restaurant industry.

Michael A. Nahkunst was appointed to serve as a director of our company on November 16, 2010. Since January 2009, Mr. Nahkunst has served as the principal of Bailiwick Capital Partners, a strategic corporate development and financial advisory firm specializing in the restaurant industry. Prior to that time, from September 2007 until October 2008, Mr. Nahkunst served as the Chief Operating Officer for Max & Erma’s Restaurants, Inc. and was a key member of the turn-around team that closed a going private transaction. From March 2002 until March 2005, Mr. Nahkunst served as Chief Operating Officer of BJ’s Restaurants, a micro-brewery and sports bar concept, spearheading key strategic operational and corporate development plans for its national growth. His other restaurant experiences include executive-level positions at BJ’s Restaurants Inc., Big Rock Restaurant Group, The Cheesecake Factory, Inc., as well as senior-level positions at Brinker International Inc. Mr. Nahkunst attended the University of Texas at Austin, School of Business. Mr. Nahkunst has extensive experience in the restaurant industry, including serving in executive level positions at many restaurant concepts.

Anthony L. Winczewski has served as a director of our company since April 2005. Mr. Winczewski has served as President and Chief Executive Officer of Commercial Partners Title, LLC, a midwestern title insurance agency engaged in providing commercial, residential, and tax deferred exchange solutions since January 1995. Prior to forming Commercial Partners in 1995, Mr. Winczewski served as a manager and sales officer for Chicago Title Insurance Company from May 1984 until January 1995. Mr. Winczewski served as a Vice President and Principal of Winona County Abstract and Title, Inc. from July 1975 until May 1984, and as a paralegal for Title Insurance Company of Minnesota from June 1974 until July 1975. Mr. Winczewski has a strong executive background in real estate finance and has over 35 years of experience in management and ownership positions.

Certain Family Relationships

Mr. James Jundt is the father of Marcus E. Jundt, our former Chairman of the Board, Chief Executive Officer, and President. On August 6, 2009, we entered into a Separation Agreement with Marcus E. Jundt relating to his resignation from our company during May 2009. Pursuant to the terms of the Separation Agreement, Mr. Marcus E. Jundt received severance compensation equal to his base salary in effect at the time of termination for a period of twelve months, paid in the manner and at such times as the base salary otherwise would have been payable, and continuation of medical and dental benefits in effect under COBRA for a period of twelve months. In addition, pursuant to the Separation Agreement, all unvested portions of Mr. Marcus Jundt’s stock options that were scheduled to vest over a period of 12 months following the date of termination became vested and immediately exercisable for a period of three months following the separation date. The Separation Agreement contained customary confidentiality provisions and a full release of any claims, known or unknown that Mr. Marcus Jundt may have had against us.

Other than the foregoing, there are no family relationships among any of our directors or executive officers.

Classification of Our Board of Directors

Our certificate of incorporation provides for a Board of Directors consisting of three classes serving three-year staggered terms. Marc A. Buehler and James R. Jundt serve as our Class I directors, with the term of office of the Class I directors expiring at the annual meeting of stockholders in 2012. The Class II directors consist of Douglas G. Hipskind, Michael A. Nahkunst, and Anthony L. Winczewski, with the term of office of the Class II directors expiring at the annual meeting of stockholders in 2013. Class III directors consist of Berke Bakay and Richard J. Hauser, with the term of office of Class III directors expiring at the annual meeting of stockholders in 2011. Officers serve at the pleasure of the Board of Directors.

Information Relating to Corporate Governance and the Board of Directors

The Board of Directors has determined that having a non-employee serve as Chairman of the Board is in the best interests of stockholders. The structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the Board’s work. Mr. Jundt currently serves as the Chairman of the Board.

The Board is actively involved in oversight of risks that could affect our company. This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company.

Our Board of Directors has determined, after considering all the relevant facts and circumstances, that each of our directors, with the exception of Mr. Buehler who currently serves as our Chief Executive Officer, are independent directors, as “independence” is defined by NASDAQ and the SEC, because they have no relationship with us that would interfere with their exercise of independent judgment in carrying out their responsibilities as a director. Mark A. Zesbaugh served as an independent director of our company and as a member of the Audit Committee prior to his resignation in November 2010. We regularly schedule executive sessions at which independent directors meet without the presence or participation of management.

Our bylaws authorize our Board of Directors to appoint among its members one or more committees, each consisting of one or more directors. Our Board of Directors has established an Audit Committee, Compensation Committee, and Nominating Committee, each consisting entirely of independent directors.

Our Board of Directors has adopted charters for the Audit, Compensation, and Nominating Committees describing the authority and responsibilities delegated to each committee by our Board of Directors. Our Board of Directors has also adopted a Code of Business Conduct and Ethics and a Code of Ethics for the CEO and Senior Financial Officers. We post on our website at www.konagrill.com, the charters of our Audit, Compensation, and Nominating Committees; our Code of Business Conduct and Ethics, and Code of Ethics for the CEO and Senior Financial Officers; and any other corporate governance materials contemplated by SEC or NASDAQ regulations.  These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement.

Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of Kona Grill, Inc. c/o any specified individual director or directors to our corporate office. Any such letters are sent to the indicated directors.

Audit Committee

The purpose of the Audit Committee is to oversee the financial and reporting processes and the audits of the financial statements of our company and to provide assistance to our Board of Directors with respect to the oversight of the integrity of the financial statements, our company’s compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of our company’s independent auditor.  The primary responsibilities of the Audit Committee are set forth in its charter. The Audit Committee also selects the independent auditor to conduct the annual audit of the financial statements of our company; reviews the proposed scope of such audit; reviews accounting and financial controls of our company with the independent auditor and our financial accounting staff; and reviews and approves transactions between us and our directors, officers, and their affiliates.

The Audit Committee currently consists of Messrs. Hipskind, Nahkunst, and Winczewski, each of whom is an independent director of our company under the NASDAQ rules as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. The Board of Directors has determined that Mr. Hipskind (whose background is detailed above) qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Hipskind serves as the Chairman of the Audit Committee.

Nominating Committee

The Nominating Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate. The Nominating Committee is responsible for making recommendations to the Board of Directors of nominees to stand for election as directors at each election of directors, the oversight of the selection and composition of committees of the Board of Directors, the oversight of the evaluations of the Board of Directors and management, and the development and recommendation to the Board of Directors of a set of corporate governance principles applicable to our company.  The Nominating Committee currently consists of Messrs. Bakay, Nahkunst and Winczewski, with Mr. Winczewski serving as Chairman.

The Board of Directors periodically reviews the diversity of specific skills and characteristics necessary for the optimal functioning of the Board in its oversight of the company. The Nominating Committee has adopted a policy regarding the director selection process that requires the committee to assess the skill areas currently represented on the Board against the target skill areas, as well as recommendations of directors regarding skills that could improve the overall quality and ability of the Board to carry out its function. The Nominating Committee then establishes the specific target skill areas or experiences that are to be the focus of a director search, if necessary.

The Nominating Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the names, biographical data, and qualifications of such persons are submitted in writing in a timely manner addressed and delivered to our company’s secretary at the address listed herein. The Nominating Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate. Specific qualities or experiences could include matters such as experience in the restaurant industry, financial or technical expertise, strength of character, mature judgment, and the extent to which the nominee would fill a present need on our Board of Directors. As discussed above, the members of the Nominating Committee are independent, as that term is defined by NASDAQ.

Compensation Committee

The purpose of the Compensation Committee includes determining, or recommending to our Board of Directors for determination, the compensation of the Chief Executive Officer and other executive officers of our company and discharging the responsibilities of our Board of Directors relating to compensation programs of our company. The Compensation Committee charter also grants the committee the authority to: review and approve the goals and objectives relevant to executive officer compensation, including annual performance objectives; review and make recommendations to the Board with respect to the establishment of any new incentive compensation and equity-based plans; review and recommend new executive compensation programs; review disclosures to be filed with the SEC and distributed to our stockholders regarding executive compensation and recommend to the Board the filing of such disclosures; assist the Board with its functions relating to our compensation and benefits programs generally; and other administrative matters with regard to our compensation programs and policies. The committee may delegate any of its responsibilities to a subcommittee, except where such delegation is not allowed by legal or regulatory requirements. The Compensation Committee currently consists of Messrs. Bakay, Hauser, and Winczewski, with Mr. Winczewski serving as Chairman.

Compensation Committee Interlocks and Insider Participation

There are no relationships between the members of our Compensation Committee and our executive officers of the type contemplated in the SEC’s rules requiring disclosure of “compensation committee interlocks.” None of the members of the committee are employees of our company and none have ever been an officer of our company.

Board and Committee Meetings

Our Board of Directors held a total of eight meetings during the year ended December 31, 2010. During the year ended December 31, 2010, the Audit Committee held five meetings, the Compensation Committee held two meetings, and the Nominating Committee held six meetings. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors, and (ii) the total number of meetings held by all committees of our Board of Directors on which he was a member. We encourage each of our directors to attend our annual meeting of stockholders. Accordingly, and to the extent reasonably practicable, we regularly schedule a meeting of the Board of Directors on the same day as the annual meeting of stockholders. All of our directors then serving at the time attended our 2010 annual meeting of stockholders.

Director Compensation

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors. In setting director compensation, we consider the amount of time that directors spend fulfilling their duties as a director, including committee assignments.

Cash Compensation Paid to Board Members

We paid each non-employee director of our company an annual cash retainer of $17,500 and the Chairman of the Audit Committee was paid an additional cash retainer of $5,000. Members of the Audit and Compensation Committees each receive an annual cash retainer of $3,000 for each committee on which they serve during the year.  We also reimburse each non-employee director for travel and related expenses incurred in connection with attendance at board and committee meetings. Employees who also serve as directors receive no additional compensation for their services as a director. Non-employee directors also received additional fees for services rendered in addition to normal duties. In consideration of their services associated with the contested proxy solicitation for our 2010 Annual Meeting of Stockholders, Messrs. Hauser and Zesbaugh each received a $5,000 cash payment and Mr. Bakay received a $6,000 cash payment. Also, in consideration of their services and time involved in interviewing and recommending candidates to fulfill the chief executive officer role during the fall of 2009, Messrs. Hipskind and Winczewski each received a $5,000 cash payment.

Stock-Based Compensation

Non-employee directors also are eligible to receive grants of stock options or awards pursuant to the discretion of the Compensation Committee or the entire Board of Directors. Upon joining the Board of Directors, each new non-employee director is granted an option to purchase 10,000 shares of common stock at an exercise price equal to the fair market value of our common stock on the date of such member’s appointment to the Board of Directors. Such option awards vest immediately. Each subsequent year, non-employee directors receive an annual stock option grant to purchase 5,000 shares of our common stock that vests 25% each quarter over a period of one year, while new non-employee directors receive a pro-rata portion of the annual stock option grant in their first full year of service.

During 2011, the Board of Directors reviewed the cash and stock-based compensation components paid to each non-employee director based upon benchmark cash and stock-based compensation for similar size public companies in our industry. Based upon this review, beginning in fiscal 2011 the Board of Directors increased the annual stock option grant from 5,000 shares to 7,500 shares.

The following table summarizes information regarding compensation for non-employee directors during 2010.

DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash ($)	Option Awards ($) (2)	Total ($)
Berke Bakay	23,500	1,838	25,338
Richard J. Hauser	25,500	7,350	32,850
Douglas G. Hipskind	25,500	7,350	32,850
James R. Jundt (3)	—	15,100	15,100
Michael A. Nahkunst (3)	—	15,100	15,100
Anthony L. Winczewski	28,500	7,350	35,850
Mark A. Zesbaugh (4)	24,688	5,512	30,200

(1)
Directors who are also our employees receive no additional compensation for serving on the Board of Directors.  The compensation of Marc A. Buehler, our President and Chief Executive Officer, is reflected in the Summary Compensation Table.

(2)
The amounts reflect the grant date fair value of awards issued pursuant to the 2005 Stock Award Plan during 2010 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. As of December 31, 2010, each director had the following number of options outstanding: Berke Bakay (1,250); Richard J. Hauser (31,800); Douglas G. Hipskind (35,000); James R. Jundt (10,000); Michael A. Nahkunst (10,000); Anthony L. Winczewski (36,800); and Mark A. Zesbaugh (29,750).

(3)	Messrs. Jundt and Nahkunst were appointed to the Board of Directors on November 16, 2010 and each received an initial option grant to purchase 10,000 shares of common stock.

(4)	Mr. Zesbaugh resigned from the Board on November 17, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock on February 28, 2011, except as indicated, by (1) each director and each named executive officer of our company, (2) all directors and executive officers of our company as a group, and (3) each person known by us to own more than 5% of our common stock.

Name of Beneficial Owner	Shares Beneficially Owned (1)	Percentage of Class (2)
Directors and Executive Officers:
Marc A. Buehler (3)	161,340	1.7%
Mark S. Robinow (4)	132,301	1.4%
Larry J. Ryback (5)	12,500	*
Berke Bakay (6)	1,341,250	14.6%
Richard J. Hauser (7)	717,102	7.8%
Douglas G. Hipskind (8)	35,000	*
James R. Jundt (9)	768,611	8.3%
Michael A. Nahkunst (10)	10,000	*
Anthony L. Winczewski (11)	26,800	*
All directors and executive officers as a group (9 persons)	3,204,904	33.2%
5% Stockholders:
BBS Capital Fund, LP (6)	1,330,000	14.4%
William Blair & Company, L.L.C. (12)	1,280,325	13.9%
Mill Road Capital, L.P. (13)	638,736	6.9%
Royce & Associates, LLC (14)	585,626	6.4%

*	Less than 1%

(1)
Except as otherwise indicated, each person named in the table has sole voting and dispositive power with respect to all common stock beneficially owned, subject to applicable community property laws. Except as otherwise indicated, each person may be reached as follows: c/o Kona Grill, Inc., 7150 East Camelback Road, Suite 220, Scottsdale, Arizona 85251.

(2)
The percentages shown are calculated based upon 9,206,795 shares of common stock outstanding on February 28, 2011. In accordance with SEC rules, percent of class as of February 28, 2011 is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to securities exercisable by that person or group within 60 days.

(3)	Includes 125,000 shares of common stock issuable upon exercise of vested stock options.

(4)	Includes 126,089 shares of common stock issuable upon exercise of vested stock options.

(5)	Represents 12,500 shares of common stock issuable upon exercise of vested stock options.

(6)
The number of shares of common stock beneficially owned by Mr. Bakay includes common stock beneficially owned by the following (i) BBS Capital Fund, LP, (ii) BBS Capital Management, LP, (iii) BBS Capital, LLC, and (iv) Berke Bakay, which together are referred to as the “BBS Management Group.” The BBS Management Group has sole voting and dispositive power over all such shares of common stock. The address of BBS Management Group is 4975 Preston Park Boulevard, Suite 775W, Plano, TX 75093. Also included in Mr. Bakay’s beneficial ownership amount is a) 10,000 shares of common stock held by Mr. Bakay and (b) 1,250 shares of common stock issuable upon exercise of vested stock options held by Mr. Bakay.

(7)
The number of shares of common stock beneficially owned by Mr. Hauser includes (a) 383,407 shares of common stock held by his spouse; (b) 200,000 shares of common stock beneficially owned by Kona MN, LLC, of which Mr. Hauser and his spouse are control persons; (c) 11,500 shares held by a trust for the benefit of Mr. Hauser’s children; (d) 10,000 shares issuable upon the exercise of a stock warrant held by Mr. Hauser’s spouse; and (e) 31,800 shares of common stock issuable upon exercise of vested stock options. Of such shares, 200,000 shares have been pledged by Kona MN, LLC as security for a loan.

(8)	Represents 35,000 shares of common stock issuable upon exercise of vested stock options.

(9)
The number of shares of common stock beneficially owned by Mr. James Jundt includes (a) 62,000 shares issuable upon exercise of warrants to purchase common stock; and (b) 10,000 shares of common stock issuable upon exercise of vested stock options.  The shares reported exclude 190,689 shares, beneficially owned by a trust for the benefit of Mr. Jundt’s adult children, which Mr. Jundt’s spouse is the trustee, and 8,820 shares owned directly by Mr. Jundt’s spouse.

(10)	Represents 10,000 shares of common stock issuable upon exercise of vested stock options.

(11)	Represents 26,800 shares of common stock issuable upon exercise of vested stock options.

(12)
Based on the statement on Schedule 13G (Amendment No. 4) filed with the SEC on February 8, 2011, William Blair & Company, L.L.C. has sole voting and dispositive power over all such shares of common stock. The address of William Blair & Company, L.L.C. is 222 W. Adams, Chicago, IL 60606.

(13)
Based on the joint statement on Schedule 13D (Amendment No. 17) filed with the SEC on February 4, 2011, by the following (i) Thomas E. Lynch, (ii) Scott P. Scharfman, (iii) Mill Road Capital GP LLC, and (iv) Mill Road Capital, L.P., Messrs. Lynch, Scharfman, Charles M. B. Goldman and Justin C. Jacobs are the management committee directors of the sole general partner of Mill Road Capital, L.P.  Each of Messrs. Lynch and Scharfman has shared power to vote and dispose of all such shares of common stock.  The address of Mill Road Capital, L.P. is 382 Greenwich Avenue, Suite One, Greenwich, CT 06830.

(14)
Based on the statement on Schedule 13G filed with the SEC on January 14, 2011, Royce & Associates, LLC has sole voting and dispositive power over all such shares of common stock. The address of Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Philosophy and Objectives

The objective of our executive compensation program is to attract, retain, and reward executive officers who are critical to our long-term success. The executive compensation program of our company seeks to provide a level of compensation that is competitive with companies of similar size in the restaurant industry. We align executive officer compensation with both company performance and individual performance and provide incentives to motivate executive officers to achieve our financial, operating, and strategic objectives and reward them for achieving these objectives. We compensate our executive officers through a mix of compensation designed to be competitive within our industry and to align management’s incentives with the long-term interests of our stockholders.

The Compensation Committee believes that executive compensation should be closely aligned with the performance of our company on both a short-term and a long-term basis. Our executive compensation is comprised of three principal elements:

•	Annual base salary;

•	Performance-based annual cash incentive bonuses, which depend upon our annual financial performance and individual performance; and

•	Long-term incentive compensation in the form of stock options or other equity-based awards which are designed to align executive officers’ interests with the long-term interests of our stockholders.

Determining Executive Compensation

Our compensation setting process consists of establishing targeted overall compensation for each executive officer and then allocating that compensation among base salary and annual and long-term incentive compensation.  We design annual cash incentive compensation to reward company-wide performance through tying awards primarily to specific operational metrics and financial performance. The Compensation Committee evaluates both performance and compensation to ensure that we maintain the ability to attract and retain employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies.

We compete with many restaurant companies for top executive-level talent. The committee reviews comparative data to assess competitiveness from a variety of resources. For fiscal 2010, the committee utilized publicly available data from the SEC to compare benchmark salary data. For fiscal 2009, the committee utilized the 2009 Chain Restaurant Executive Compensation Study presented by HVS Executive Search and Nation’s Restaurant News to review salary information for similar sized companies in terms of revenue and market capitalization. For fiscal 2008, the committee reviewed proxy data obtained from Equilar, Inc., a market leader in benchmarking executive compensation, to review each element of total compensation for executive officers for similar sized restaurant companies in terms of market capitalization and revenue. The peer group companies included in benchmarking compensation data consisted of McCormick and Schmick’s, Caribou Coffee, Granite City Food and Brewery, J. Alexander’s, Morton’s, and Nathan’s Famous. The committee does not set a specific compensation percentile for our executive officers; instead the committee uses this information and the executive’s level of responsibility and experience as well as the executive’s success in achieving business results and leadership in determining the executive’s compensation. The committee believes that this approach allows it to take into consideration the executive’s overall contribution to our company in determining executive compensation rather than relying solely on specific peer group targets.

A significant portion of total compensation is allocated to incentives as a result of the philosophy discussed above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. The committee reviews data from HVS Executive Search as well as industry compensation surveys, SEC filings, and other publicly available sources to determine the appropriate level and mix of incentive compensation.

The responsibilities of the Compensation Committee include determining, or recommending to our Board of Directors for determination, the compensation of our executive officers and discharging the responsibilities of our Board of Directors relating to compensation programs of our company. The Chief Executive Officer provides recommendations on compensation to the committee based on each executive officer’s annual review. The committee reviews base salary levels for executive officers of our company at the beginning of each year and recommends actual bonuses at the end of each year based upon company and individual performance.

Elements of Executive Compensation

Base Salary

Base salaries for executive officers are generally reviewed on an annual basis and at the time of promotion or other change in responsibilities. We provide executive officers with a level of base salary that recognizes appropriately each individual officer’s scope of responsibility, role in the organization, experience, and contributions to the success of our company. The Board of Directors reviews and approves salaries recommended by the Compensation Committee. In formulating these recommendations, the committee considers the overall performance of our company, industry compensation benchmark data, and conducts an evaluation of individual officer performance. The committee makes, or recommends that the Board of Directors make, final determinations on any adjustments to the base salary for executive officers. For 2011, the Compensation Committee elected to maintain base salaries at the same amount as was paid during 2010 for our chief executive officer and chief financial officer and to increase the senior operations officer salary from $210,000 to $225,000.

Annual Incentive Bonus

Annual bonuses are intended to provide incentive compensation to executive officers who contribute substantially to the success of our company. During January 2005, the committee approved a management bonus program pursuant to which our chief executive officer, chief financial officer, and senior operations officer are eligible to receive 50%, 40%, and 40% of his respective base salary upon successfully achieving certain specified goals as discussed below. The granting of such awards is based upon the achievement of our company’s performance objectives and pre-defined individual performance objectives. Company performance objectives are based upon achieving key financial metrics that the committee establishes early in each year. For 2010, the principal performance measures used to determine company performance objectives was based upon the degree of achievement of restaurant sales and EBITDA targets. Individual performance objectives are developed based upon personal, operational, and financial performance targets specific to the responsibilities of each executive officer and include elements designed to achieve our growth strategy such as comparable base sales, restaurant operating margins, and cost containment. Upon the close of each year, the committee conducts an assessment of individual performance achieved versus each individual’s performance objectives. Simultaneously, the Board conducts an assessment of our company’s overall performance, which includes the achievement of the performance objectives discussed above and other performance criteria. Performance targets are generally set at aggressive levels, which include the funding of any payout. No payout is made if our company’s minimum performance targets are not achieved. The combination of these factors determines any incentive bonuses to be paid. Based upon meeting certain sales and EBITDA targets during 2010, a bonus payout equal to 62.5% of the targeted bonus amount was paid to each executive officer.

Long-Term Equity Compensation

Long-term performance-based compensation of executive officers has traditionally taken the form of stock option awards. We believe that equity ownership for all executive officers and for certain of our key employees is important for retention and to provide additional incentive to work to maximize long-term total return to stockholders. Stock option award levels are determined based on market data and vary among participants based on their positions within our company. Under our 2005 Stock Award Plan, the Board of Directors or a committee appointed by the Board is specified to act as the plan administrator. The Board has authorized the Compensation Committee to make recommendations to the Board regarding grants of options to executive officers and these recommendations are subject to ratification by the Board of Directors. In general, stock options are granted to our executive officers at the onset of employment. In establishing award levels, the committee bases the number of stock option awards to be granted on the target percentage of ownership of the recipient, assuming full dilution of outstanding stock option awards. The committee considers the target percentage of ownership of executive officers in our peer group in setting award levels for executive officers. If, in the opinion of the committee, the outstanding service of an existing employee merits an increase in the number of options held, the committee may elect to issue additional stock options to that employee. We do not have any program or plan to time option grants to our executives in coordination with the release of material non-public information. Our general practice is to grant stock option awards to executive officers upon new employment or for annual awards, during the first Board of Directors meeting held during the year.

Stock options are granted at the closing market price of our common stock on the date of grant. Accordingly, a stock option becomes valuable only if the market price of our common stock increases above the option exercise price and the holder remains employed during the period of time that the option vests. In certain limited circumstances, the committee may grant options to an executive at an exercise price in excess of the closing price of our common stock on the grant date. In connection with the hiring of Marc Buehler as Chief Executive Officer during November 2009, the Board granted Mr. Buehler an option to purchase 200,000 shares of common stock of which 25,000 shares vest each quarter over a two-year period. In addition, upon the hiring of Larry Ryback as Senior Vice President of Operations during February 2010, the Board granted Mr. Ryback an option to purchase 50,000 shares of common stock which vests at a rate of 25% per year over a four-year period. Both of these option awards were granted at an exercise price equal to the closing market price of our common stock as of the employee’s first day of employment. During January 2010, the Board of Directors granted an option to Mark Robinow to purchase 25,000 shares of common stock related to his 2009 performance. This grant was based upon past granting practices and the executive’s individual performance and responsibilities.

Benefits

We offer various employee benefit programs to our executive officers, including medical, dental, life, and long-term disability insurance benefits. These benefits are generally available to all full-time salaried employees of our company. We also sponsor a tax-qualified 401(k) retirement savings plan pursuant to which eligible employees are able to contribute the lesser of up to 50% of their annual salary or the limit prescribed by the Internal Revenue Service. We match 100% of the first 3% of salary contributed and 50% of the next 2% of salary contributed. All contributions to the 401(k) plan as well as any matching contributions are fully vested upon contribution. In addition, we sponsor an employee stock purchase plan pursuant to which eligible employees are able to purchase common stock at a 5% discount of the fair market value of common stock on the last day of the applicable offering period. Eligible employees may purchase up to 15% of eligible earnings during each of the offering periods, subject to a maximum of $25,000 annually.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to each of any publicly held corporation’s chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. We currently intend to continue to structure the performance-based portion of the compensation of our executive officers in a manner that complies with Section 162(m).

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted, Anthony L. Winczewski, Chair Berke Bakay Richard J. Hauser

Summary of Cash and Other Compensation

The table below summarizes the total compensation earned by each of our executive officers for the years ended December 31, 2010, 2009, and 2008.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Marc A. Buehler	2010	350,000	109,375	—	4,240	463,615
President and Chief Executive Officer (3)	2009	53,846	—	301,864	—	355,710

Mark S. Robinow	2010	270,000	67,500	41,000	14,040	392,540
Executive Vice President,	2009	261,000	—	23,250	13,914	298,164
Chief Financial Officer, and Secretary	2008	261,000	—	55,500	12,864	329,364

Larry J. Ryback	2010	185,769	48,125	84,500	3,129	321,523
Senior Vice President of Operations (4)

(l)
The amounts reflect the grant date fair value of awards issued for the respective year pursuant to the 2005 Stock Award Plan computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (See Note 11 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC). Details regarding 2010 stock option awards can be found in the table “Grants of Plan-Based Awards.”  Details regarding 2010, 2009, and 2008 stock option awards that are still outstanding can be found in the table “Outstanding Equity Awards at December 31, 2010.”

(2)
Executive officers also receive employee benefits that are provided to all salaried employees of our company and primarily consisted of 401(k) matching contributions, health insurance premiums, and contributions to a health care savings account.

(3)	Mr. Buehler was appointed as our President and Chief Executive Officer effective November 2, 2009. The amount shown for 2009 under “Salary” reflects a pro-rated portion of his $350,000 annual salary.

(4)
Mr. Ryback was appointed as our Senior Vice President of Operations effective February 1, 2010. The amount shown for 2010 under “Salary” reflects a pro-rated portion of his $210,000 annual salary. There is no employment agreement between our company and Mr. Ryback.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to stock options granted during the year ended December 31, 2010 to any of the individuals listed on the Summary Compensation Table above.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Option Awards ($) (1)
Mark S. Robinow	01/28/2010	25,000	3.39	41,000
Larry J. Ryback	02/01/2010	50,000	3.49	84,500

(1)	Represents the aggregate compensation cost for all option awards granted during 2010 to the executive officers named above.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010

The following table includes certain information with respect to all options previously awarded to the executive officers named above that were outstanding as of December 31, 2010.

	Option Awards
	Number of Securities Underlying Unexercised Options (#)			Option Exercise	Option Expiration
Name	Exercisable	Unexercisable		Price ($)	Date
Marc A. Buehler (1)	100,000	100,000		3.21	11/02/2014

Mark S. Robinow (2)	25,000	—		19.14	12/20/2011
	7,500	7,500	(a)	11.72	02/07/2013
	6,250	18,750	(b)	2.10	04/30/2014
	71,089	—		5.00	10/18/2014
	—	25,000	(c)	3.39	01/28/2015

Larry J. Ryback (3)	—	50,000		3.49	02/01/2015

(1)
Mr. Buehler’s unexercisable options as of December 31, 2010 vest ratably over a two-year period with 25,000 shares vesting on February 2, 2011 and each subsequent three-month period thereafter until November 2, 2011, at which time all options will be fully vested.

(2)
Mr. Robinow’s unexercisable options as of December 31, 2010 include: (a) 3,750 options vested on February 7, 2011 and 3,750 options vesting on February 7, 2012; (b) 6,250 options vesting on each of April 30, 2011, April 30, 2012, and April 30, 2013; and (c) 6,250 options vested on January 28, 2011 and 6,250 options vesting on each of January 28, 2012, January 28, 2013, and January 28, 2014.

(3)
Mr. Ryback’s unexercisable options as of December 31, 2010 include 12,500 options vested on February 1, 2011 and 12,500 options vesting on each of February 1, 2012, February 1, 2013 and February 1, 2014.

Option Exercises and Stock Vested

There were no options exercised by the executive officers named above during 2010. No stock awards have been granted to any of our named executive officers and therefore, no stock vested during 2010.

Employment Agreements

We have entered into employment agreements with our chief executive officer and chief financial officer. The agreements are substantially identical. Each of the employment agreements provides for severance payments upon termination, death, disability, and after a change of control of the company. The Compensation Committee believes that terms of these agreements are in line with market standards and are an important means to allow management to continue to focus on running the business of the company in the event of a pending or actual change of control event or otherwise. More detailed information concerning these severance payments appears herein under the caption “Potential Payments Upon Termination or Change in Control.”

Marc A. Buehler

Effective November 2, 2009, we entered into an employment agreement with Marc A. Buehler, pursuant to which we agreed to employ Mr. Buehler as our President and Chief Executive Officer. Under the agreement, Mr. Buehler will receive an annual base salary of $350,000. The agreement also provides for the payment to Mr. Buehler of annual incentive compensation, subject to the attainment of certain objectives established by Mr. Buehler and our Board of Directors, as well as other bonus payments that the Board of Directors determines are appropriate, if any, in its discretion. Mr. Buehler is also entitled to receive standard employee benefits made available to our executive officers, including vacation time. We also agreed to include Mr. Buehler in any policies of directors’ and officers’ insurance that we maintain. Subject to certain conditions and exceptions, the agreement also imposes a non-competition and non-solicitation obligation on Mr. Buehler for a period of 12 months following termination of his employment with us.

In the event of termination of Mr. Buehler’s employment due to his disability (as defined in the agreement), we may terminate Mr. Buehler’s employment, but must pay to Mr. Buehler (a) any base salary earned as of the date of termination and for 180 days after termination; (b) a pro rata amount of the incentive bonus earned for the year of termination; and (c) any other payments or benefits due under our benefit plans. In the event of termination of Mr. Buehler’s employment without cause or by Mr. Buehler for good reason, which in both cases requires 90 days’ prior notice, we must pay or provide to Mr. Buehler (a) any base salary earned as of the date of termination; (b) any other payments or benefits due under our benefit plans; (c) an amount equal to his base salary for the 12-month period following termination; (d) continuation of medical and dental benefits in effect under COBRA for the 12-month period following termination; and (e) a pro rata amount of the incentive bonus earned for the year of termination, and all unvested stock options scheduled to vest over the 12-month period following termination will immediately vest and be immediately exercisable. In the event of termination of Mr. Buehler’s employment for cause or his resignation without good reason, we must pay Mr. Buehler any earned base salary unpaid as of that date and any accrued and vested payments or benefits due under our benefit plans.

The agreement provides that if Mr. Buehler terminates his employment on a date that is more than one year following a change in control (as defined in the agreement), or if we terminate Mr. Buehler’s employment at any time following a change in control, he will be entitled to receive (a) any base salary earned as of the date of termination; (b) any other payments or benefits due under our benefit plans; (c) an amount equal to his base salary for the 15-month period following termination; (d) continuation of medical and dental benefits in effect under COBRA for the 15-month period following termination; and (e) the incentive bonus earned for the year of termination, and all unvested stock options will immediately vest and be immediately exercisable during the three-month period following termination. The agreement further provides that if Mr. Buehler terminates his employment during the one-year period following a change in control, other than for good reason, then he will not be entitled to certain compensation and benefits payable upon a change in control.

Mark S. Robinow

Effective May 11, 2009, we agreed to terminate an existing employment agreement and execute a new executive employment agreement with Mark S. Robinow, our Chief Financial Officer. The employment agreement provides for an initial base salary of $261,000 per year and provides for incentive compensation based on the performance of our company and the executive as determined by objectives established by our Board of Directors.  In connection with his employment, Mr. Robinow may also receive options to purchase common stock. The employment agreement further provides that Mr. Robinow will be eligible to participate in our employee benefit plans and will be entitled to standard employee benefits made available to our executive officers, including vacation time, as well as be covered by our directors’ and officers’ policies of insurance. The employment agreement contains a covenant not to compete with our company, which prohibits Mr. Robinow from engaging in certain transactions with any restaurant or chain of restaurants in the casual or upscale dining segment within a ten mile radius of any existing or planned company restaurant for a period of one year following termination of employment.

The employment agreement provides that we may terminate his employment at any time, and Mr. Robinow may terminate his employment with our company at any time. In the event of termination of Mr. Robinow’s employment without cause or by Mr. Robinow for good reason, which in both cases requires 90 days’ prior notice, we must pay or provide to Mr. Robinow (a) his base salary then in effect for a period of 12 months following termination (the “continuation period”), (b) continuation of medical and dental benefits in effect under COBRA for the continuation period, and (c) immediate vesting of all of Mr. Robinow’s unvested stock options scheduled to vest during the continuation period. We will also pay a pro rata portion of Mr. Robinow’s incentive compensation through the end of the quarter in which he is terminated. If Mr. Robinow’s employment is terminated for cause, or he resigns without good reason, Mr. Robinow will be entitled only to any base salary earned and unpaid through the date of termination and any accrued but unpaid benefits. The employment agreement further provides that upon death, Mr. Robinow’s estate will be entitled to receive any base salary earned but not paid, together with a pro rata portion of any incentive compensation payable for Mr. Robinow as of the date of death. Upon termination for disability, we must pay to Mr. Robinow any base salary earned but not paid plus continued payments of base salary for 180 days following the date of termination, together with a pro rata portion of any incentive compensation payable for Mr. Robinow as of the date of termination.

Subject to certain limitations and conditions, the employment agreement provides that if Mr. Robinow’s employment is terminated following a change in control, as defined in the employment agreement, he will be entitled to (a) a severance payment equal to 15 months of his base salary in effect at termination, (b) continuation of medical and dental benefits in effect under COBRA for the continuation period, (c) a payment equal to the target incentive bonus for such year, and (d) all unvested stock options will immediately vest and be immediately exercisable during the three-month period following termination.

Potential Payments Upon Termination or Change of Control

As noted above, we have entered into employment agreements with our chief executive officer and chief financial officer that require us to provide them compensation in the event of a termination of employment or a change in control of the company. The employment agreements with Mr. Buehler and Mr. Robinow discussed elsewhere in this proxy statement contain severance arrangements providing for the payment of certain benefits if employment is terminated, including termination following a change in control. In addition, the employment agreements generally provide for all unvested stock options scheduled to vest over a period of 12 months following the date of termination shall immediately vest and be immediately exercisable upon termination by the company without cause or by the executive for good reason, while all unvested stock options immediately vest for termination upon a change in control.  The following table describes the potential payments upon termination without cause or, after a change in control of the company, for each of our current named executive officers:

	Termination Without Cause			Termination Upon a Change in Control
	Cash	Acceleration of		Cash	Acceleration of
	Payment	Vesting of Equity	Benefits	Payment	Vesting of Equity	Benefits
Name	($)(1)	Awards ($)(2)	($)(3)	($)(1)	Awards ($)(2)	($)(3)
Marc A. Buehler	525,000	89,000	3,600	546,875	89,000	4,500

Mark S. Robinow	445,000	55,250(4)	4,500(4)	445,000	55,250	4,500

(1)	Assumes a termination on December 31, 2010 and fiscal 2010 annual incentive for each executive.

(2)	Calculated based on a termination date of December 31, 2010 and the closing market price of our common stock on that date.

(3)	Reflects the continuation of health benefits following the termination of employment for the period specified above.

(4)	Reflects amounts Mr. Robinow would receive resulting from the trigger of the change in control clause during November 2010.

Post-Employment Compensation

Pension Benefits and Nonqualified Deferred Compensation

We do not offer a pension plan for any of our employees nor do we offer a nonqualified deferred compensation plan for any of our employees. Employees meeting certain plan eligibility requirements may participate in the Kona Grill Employee Retirement Savings Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options under our stock option plans, shares purchased under our Employee Stock Purchase Plan, and exercise of outstanding warrants as of December 31, 2010.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders	884,806	$6.28	654,659

Equity Compensation Plans Not Approved by Stockholders (1)	110,000	$2.29	–—

Total	994,806	$5.84	654,659

(1)
Amount represents warrants to purchase common stock issued in conjunction with the Note and Warrant Purchase Agreement entered into with certain holders of our common stock whereby we sold $1.2 million aggregate principal amount of 10% unsecured subordinated notes. The warrants were issued at an exercise price equal to 120% of the five-day average of the closing price of our common stock during the five trading days prior to the date of issuance. These warrants are exercisable through March 6, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10% of a registered class of our company’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms received by us during the year ended December 31, 2010, and written representations that no other reports were required, we believe that each person who, at any time during such year, was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during such year, except for the late filing of Form 4 for the January 28, 2010 stock option grants made to Messrs. Bakay, Hauser, Hipskind, Robinow, Winczewski and Zesbaugh.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We recognize that transactions between us and any of our directors or executives can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of our company and stockholders. Therefore, as a general matter and in accordance with our Code of Business Conduct and Ethics, it is our preference to avoid such transactions. Nevertheless, we recognize that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of our company. Therefore, our Board of Directors reviews and, if appropriate, approves or ratifies any such transactions. Pursuant to the policy, the Board of Directors, or a designated committee, will review any transaction in which we are or will be a participant and the amount involved exceeds $120,000, and in which any of our directors or executives had, has, or will have a direct or indirect material interest. After its review, the Board of Directors or designated committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of our company and our stockholders, as determined in good faith.

During 2010, we did not enter into any transaction or series of similar transactions to which we were, or are to be, a party in which the amount involved exceeds $120,000, and in which any director, executive officer, or holder of more than 5% of any class of voting securities of our company and members of such person’s family had, or will have, a direct or indirect material interest.

REPORT OF THE AUDIT COMMITTEE

The following Audit Committee report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Audit Committee report by reference herein.

As more fully described in its charter, the purpose of the Audit Committee is to assist the oversight of our Board of Directors in the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of our company’s independent auditor. The primary responsibilities of the committee include overseeing our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of the Board of Directors.

As part of its oversight of our financial statements, the committee reviews and discusses with both management and our independent registered public accountants all annual and quarterly financial statements prior to their issuance. During 2010, management advised the committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the committee. These reviews included discussion with the independent registered public accountants of matters required to be discussed pursuant to U.S. Auditing Standards No. 380 (Communication with Audit Committees), including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The committee also discussed with Ernst & Young LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from Ernst & Young LLP to the committee pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the committee concerning independence. In addition, the committee discussed with the independent auditor the overall scope and plans for its audit. The committee met with the independent auditor, with and without management present, to discuss the results of the audit, its evaluations of our company and the overall quality of the financial reporting.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

The report has been furnished by the Audit Committee of the Board of Directors.

Douglas G. Hipskind, Chairman Michael A. Nahkunst Anthony L. Winczewski

Audit Committee Pre-Approval Policies

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the approval in advance of any significant audit or non-audit engagement or relationship with the independent auditor, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent auditor.  All of the services provided by Ernst & Young LLP described above were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.

PROPOSAL 2

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP, an independent registered public accounting firm, has audited the financial statements of our company for the years ended December 31, 2009 and 2010. Our Audit Committee has appointed Ernst & Young LLP to audit our consolidated financial statements for the fiscal year ending December 31, 2011 and recommend that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. The Board of Directors anticipates that representatives of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

AUDITOR FEES AND SERVICES

The following table sets forth the aggregate fees billed to us by Ernst & Young LLP for the years ended December 31, 2009 and 2010.

	2009	2010
Audit Fees (1)	$290,273	$249,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$290,273	$249,000

(1)
Represents fees associated with the annual audit, reviews of our quarterly reports on Form 10-Q, assistance with the review of documents filed with the SEC, and accounting consultations. 2009 fees also include review of certain procedures related to management’s assessment of internal control over financial reporting.

The Board of Directors unanimously recommends a vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011.

PROPOSAL 3

 STOCKHOLDER PROPOSAL REQUESTING
DECLASSIFICATION OF THE BOARD

We have been notified that Mill Road Capital LP, Attn: Thomas E. Lynch, 382 Greenwich Ave., Suite 1, Greenwich, CT, 06830, intends to present the following proposal for consideration at the 2011 Annual Meeting. Mill Road has submitted documentation that it is the beneficial owner of 638,736 shares of common stock.

PROPOSAL OF MILL ROAD

“RESOLVED:
That the stockholders of KONA GRILL, INC. (the “Company”) request that the Board of Directors take all necessary action in accordance with the Delaware General Corporation Law to approve an amendment to the Company’s amended and restated certificate of incorporation providing that the Directors of the Company shall be of a single class and to recommend to the stockholders that such amendment be adopted at a special meeting of stockholders to be held prior to the next annual meeting of stockholders.”

Supporting Statement of Mill Road

“Mill Road believes that a classified board of directors is an impediment to annual accountability of directors to the stockholders. The directors of the Company have on several occasions in the recent past appointed new directors to a class whose terms expire after the next meeting of stockholders thereby denying stockholders from determining whether the appointment was merited. Mill Road believes that the Company’s performance would improve if all directors were required to stand for election each year.”

Board of Directors Statement in Opposition

The Board of Directors has carefully considered this proposal and believes that it is not in the best interest of our stockholders. Consequently, the Board unanimously recommends that our stockholders vote “AGAINST” the proposal to take steps to eliminate classification of terms of the Board.

Initially, the Board rejects the conclusory belief in Mill Road’s statement that the performance of Kona Grill would improve if all directors were elected annually. Mill Road provides no support or basis for this statement and the Board believes that it is intentionally misleading in order to distract from the substance of the issue.

Under our current Board structure, each director serves a three-year term with one class of directors standing for election each year on a rotating basis. This is commonly known as a “classified” or “staggered” board, and is a practice that has been adopted by many public companies. The Board of Directors, prior to our company becoming a public company, implemented the classified Board structure, and has concluded that the current classified board structure continues to provide significant benefits to our company and its stockholders for various reasons, including the following:

•
Continuity and Stability. The current classified board structure promotes greater continuity, stability, and knowledge of our business affairs and financial strategies by ensuring that a majority of the directors at any given time will have prior experience as directors of Kona Grill. Directors who have experience and familiarity with our business affairs and operations and a solid understanding of our future plans and opportunities are better suited to make long-term strategic decisions and guide management in implementing such decisions. Election of directors by classes safeguards this long-term advantage. Staggered terms also give new directors an opportunity to gain knowledge about our business from continuing directors and the Board values the insight that comes with this continuity.

•
Accountability and Governance. Directors elected to three-year terms are required to uphold the same fiduciary duties to our company and its stockholders and are equally accountable to stockholders, as directors elected annually. All directors have the same responsibility to act in the best interests of our company and stockholders regardless of the length of their terms of office. The Board is firmly committed to good governance practices. Approximately one-third of the directors must stand for election each year and the stockholders may express any dissatisfaction by refusing to re-elect a board member. Stockholders entitled to vote may nominate a person for election to the Board of Directors in accordance with our certificate of incorporation or bylaws.

•
Independence and Attracting Highly Qualified Directors. Electing directors to three-year terms provides non-management directors with a longer term of office that enhances their independence from management, as well as from special interest groups who may have an agenda contrary to a majority of the stockholders’ long-term goals and objectives. As a result, independent directors with three-year terms are better suited to making decisions that are in the best interest of all of our stockholders. A classified board benefits our company and our stockholders because it helps attract and retain director candidates who are willing to make long-term commitments of their time and energy. This commitment is critical to achieve our goals and strategies.

•
Protection Against Abusive Takeover Tactics. The Board believes that one of the primary benefits of a classified board is to reduce our vulnerability to unsolicited takeover efforts. A classified board structure enhances the Board’s ability to negotiate the best results for stockholders in a potential takeover situation by safeguarding against the replacement of a majority of the directors with hostile nominees at a single annual meeting, which would allow an acquirer to gain control of Kona Grill and its assets without paying fair market value to our stockholders. A classified board does not preclude a takeover, but rather provides the Board with the time and flexibility necessary to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all stockholders, and weigh alternative methods of maximizing stockholder value for all stockholders, without the threat of imminent removal of a majority of the Board members.

Effect of Approval of the Proposal

This proposal, which is advisory in nature, would not automatically result in the elimination of our classified board structure. Rather, if approved, this proposal is simply a request that the Board of Directors take the action stated in the proposal. Under Delaware law, amendments to our certificate of incorporation require that the Board declare the amendment to be advisable prior to submission to our stockholders. Regardless of the vote on this proposal, the Board, in exercising its fiduciary duties, must still independently consider whether it would be in the best interests of our company and its stockholders to propose, or to recommend approval of, the requested amendment. If our stockholders approve the proposal by a substantial margin, the Board will review the advisability of our classified board structure and determine whether it is in the best interests of our company and stockholders to present an amendment to our certificate of incorporation at the next annual meeting that, if approved by the requisite vote, would eliminate the classified board.

Additionally, the Board notes that Mill Road has demonstrated a pattern of threatened actions and activist tactics against Kona Grill in the past. During May 2009, Mill Road offered to purchase all outstanding shares of our common stock in a cash merger transaction at $3.67 per share. After an evaluation and consideration of the offer, the Board concluded that Mill Road’s price per share materially underpriced the value and prospects of our company in any potential sale of control transaction, and that it was in the best interests of all stockholders to reject Mill Road’s offer. Based on its activist tactics in the past, the Board believes that through this stockholder proposal, Mill Road aims to further a self-interested stockholder activist agenda that is intended to distract management time and attention and cause us to incur additional expenses. The proposal is motivated by objectives not in the best interests of our company and all of our stockholders.

For these reasons, the Board of Directors unanimously recommends a vote AGAINST Proposal 3.

OTHER MATTERS

Deadline for Receipt of Stockholder Proposals

Any stockholder that wishes to present any proposal for stockholder action at our annual meeting of stockholders to be held in 2012 must notify us at our principal offices no later than November 20, 2011 in order for the proposal to be included in our proxy statement and form of proxy relating to that meeting. Under our bylaws, stockholders must follow certain procedures to nominate persons for election as a director or to introduce an item of business at an annual meeting of stockholders.

Pursuant to Rule 14a-4 under the Exchange Act, we intend to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek inclusion of the proposed matter in our proxy statement for the annual meeting to be held during calendar 2012, except in circumstances where (i) we receive notice of the proposed matter no later than February 4, 2012 and (ii) the proponent complies with the other requirements set forth in Rule 14a-4.

Householding of Annual Meeting Materials

Certain brokers and other nominee record holders may be participating in the practice of “householding” this proxy statement and other proxy materials. This means that only one copy of this proxy statement and other proxy materials may have been sent to multiple stockholders in a stockholder’s household. The company will promptly deliver additional copies of the proxy statement and other proxy materials to any stockholder who contacts the company’s principal corporate office at 7150 East Camelback Road, Suite 220, Scottsdale, Arizona 85251 or by calling (480) 922-8100, requesting such additional copies. If a stockholder is receiving multiple copies of the proxy statement and other proxy materials at the stockholder’s household and would like to receive in the future only a single copy of the proxy statement and other proxy materials for a stockholder’s household, such stockholders should contact their broker, other nominee record holder, or the company’s investor relations department to request the future mailing of only a single copy of the company’s proxy statement and other proxy materials.

Other

Except as discussed in this proxy statement, the Board of Directors does not know of any matters that are to be properly presented at the meeting other than those stated in the Notice of 2011 Annual Meeting of Stockholders and referred to in this proxy statement. If other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote thereon in accordance with their best judgment. Moreover, the Board of Directors reserves the right to adjourn or postpone the meeting for failure to obtain a quorum, for legitimate scheduling purposes, or based on other circumstances that, in the Board of Directors’ belief, would cause such adjournments or postponements to be in the best interests of all of the company’s stockholders.

Dated: March 14, 2011

KONA GRILL, INC.
2011 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of KONA GRILL, INC., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated March 14, 2011, and hereby appoints Marc A. Buehler and Mark S. Robinow, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2011 Annual Meeting of Stockholders of the Company, to be held on Thursday, April 28, 2011, at 9:00 a.m., local time, at the Kona Grill City North restaurant located at 5310 E. High Street, Phoenix, Arizona 85054, and at any adjournment or postponement thereof, and to vote all shares of the Company’s common stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of the named Class III directors nominated by the Company’s Board of Directors to serve for a three-year term expiring in 2014; FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent auditor for the fiscal year ending December 31, 2011; and AGAINST the stockholder proposal; and as said proxies deem advisable on such other matters as may come before the meeting.

A majority of such proxies or substitutes as shall be present and shall act at the meeting or any adjournment or postponement thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.

☐      Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote “FOR” each of the following nominees:

1.	ELECTION OF DIRECTORS:
                               FOR           WITHHOLD
                    Berke Bakay                                                      ☐                     ☐
                    Richard J. Hauser                                             ☐                     ☐

The Board of Directors recommends a vote “FOR” Proposal #2:

2.	Proposal to approve the ratification of the appointment of Ernst & Young LLP as the Company's independent auditor for the fiscal year ending December 31, 2011.

FOR  ☐                      AGAINST  ☐                                ABSTAIN  ☐

The Board of Directors recommends a vote “AGAINST” Proposal #3:

3.
Stockholder proposal that the Company’s stockholders request that the Board of Directors take all necessary action in accordance with the Delaware General Corporation Law to approve an amendment to the Company’s amended and restated certificate of incorporation providing that the Directors of the Company shall be of a single class and to recommend to the stockholders that such amendment be adopted at a special meeting of stockholders to be held prior to the next annual meeting of stockholders.

FOR  ☐                      AGAINST  ☐                                ABSTAIN  ☐

and upon such matters which may properly come before the meeting or any adjournment(s) or postponement(s) thereof

To change your address, please mark this box.  ☐

(This Proxy should be dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope.  Persons signing in a fiduciary capacity should so indicate.  If shares are held by joint tenants or as community property, both stockholders should sign.)

Date

Stockholder signature